Exhibit 99.1

Nabriva Therapeutics Reports Second Quarter 2021 Financial Results and
Provides a Corporate Update

-Revenues of $8.2 million driven by launch of own National Drug Code (NDC) for SIVEXTRO-

-Cash runway substantially through Q1 2022-

-Announced positive Phase 3 trial results for lefamulin in China, commercial rights assigned to Sumitomo Pharmaceuticals (Suzhou) Co., Ltd (SPC)-

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, August 5, 2021 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months ended June 30, 2021 and provided a corporate update.

“We continued to build on our momentum during the recent quarter with the launch of our own SIVEXTRO NDC, and the announcement of positive results from the third successful pivotal trial for lefamulin which support a potential New Drug Application (NDA) in China. We have also extended our cash runway substantially through the first quarter of 2022 as a result of successfully renegotiating our principal debt repayment and activity from our “at the market” offering program during the second quarter.” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics.

Mr. Schroeder added, “We saw our commercial efforts continue to gain traction in the community. Our full complement of sales representatives has now been in the field for two full quarters and we are seeing a steady increase in our in-person interactions with healthcare providers, which are now over 70%. The launch of our SIVEXTRO NDC is off to a strong start, with net sales of $6.9 million in the second quarter of 2021. We remain focused on establishing the benefits of XENLETA with healthcare providers to position us to seize on the opportunity for what may be a more normal community-acquired bacterial pneumonia (CABP) season beginning this fall.”

Mr. Schroeder continues, “We are extremely excited about the potential opportunity for lefamulin and for CABP patients in the greater China Region. The positive pivotal trial results for lefamulin in China further validate the effectiveness of lefamulin in treating CABP. We expect that our new partner in China, Sumitomo Pharmaceuticals (Suzhou), the Chinese affiliate of Sumitomo Dainippon Pharma, will file an NDA for lefamulin in China in the second half of 2021. We are looking forward to working with Sumitomo Pharmaceuticals (Suzhou), a well-established commercial partner, on the launch of lefamulin in China. This represents a meaningful financial opportunity, as our collaboration with Sumitomo Pharmaceuticals (Suzhou) provides for low double-digit royalties, and up to $86.0 million in remaining regulatory and commercial milestones.”

Corporate and Development Updates

●	On August 4, 2021, Nabriva renegotiated terms of its manufacturing agreement with Hovione Limited, the company’s contract manufacturer for XENLETA. Under the renegotiated terms, Nabriva extended the agreement to manufacture XENLETA until November 2030. The initial agreement was set to expire in 2025.

●	On June 2, 2021, Nabriva renegotiated terms of its loan agreement with Hercules Capital. Under the renegotiated terms, Nabriva extended the commencement of principal repayments from July 1, 2021 until at least April 1, 2022.

●	On June 2, 2021, Nabriva announced the appointment of Dr. Mark Corrigan and Ms. Lisa Dalton to the Board of Directors.

●	On May 25, 2021, Nabriva’s partner in China announced positive results in its Phase 3 clinical trial of lefamulin. Nabriva also agreed to the assignment of the commercial rights to lefamulin in China from Sinovant Sciences Co., Ltd. to Sumitomo Pharmaceuticals (Suzhou), an established commercial company in the greater China Region.

●	On April 12, 2021, Nabriva began exclusive distribution of SIVEXTRO under the Nabriva National Drug Code and now recognizes 100% of net product sales and related cost of product sales of SIVEXTRO in its results of operations.

●	On April 5, 2021, the U.S. Food and Drug Administration (FDA) granted Nabriva an extension for the re-submission of the NDA for CONTEPO to June 19, 2022. The extension of the re-submission timeline was granted due to the ongoing COVID-related travel restrictions that have impacted the FDA’s ability to conduct onsite inspections of foreign manufacturing facilities.

Financial results

Three Months Ended June 30, 2020 and 2021

●	Revenues increased by $7.8 million from $0.5 million for the three months ended June 30, 2020 to $8.2 million for the three months ended June 30, 2021, primarily due to a $7.0 million increase in product revenue, net of which $6.9 million was driven by SIVEXTRO, an increase of $0.8 million in collaboration revenues for the three months ended June 30, 2021, which includes $0.6 million related to the restructured China Region License Agreement, a portion of which is recognized over the estimated period the manufacturing collaboration and regulatory support will be provided to the contract counterparty, as well as $0.2 million of our share of revenues through April 11, 2021 associated with the SIVEXTRO distribution agreement.

●	Cost of product sales increased by $3.3 million from $0.4 million for the three months ended June 30, 2020 to $3.6 million for the three months ended June 30, 2021. The increase was primarily due to the launch of our own SIVEXTRO NDC on April 12, 2021.

●	Research and development expenses decreased by $0.7 million from $3.8 million for the three months ended June 30, 2020 to $3.2 million for the three months ended June 30, 2021. The decrease was primarily due to a $0.2 million decrease in stock-based compensation expense, a $0.4 million decrease in staff costs, and a $0.2 million decrease in research materials and purchased services, partly offset by a $0.1 million increase in consulting costs.

●	Selling, general and administrative expense increased by $2.1 million from $10.7 million for the three months ended June 30, 2020 to $12.9 million for the three months ended June 30, 2021. The increase was primarily due to a $4.4 million increase in advisory and external consultancy expenses primarily related to commercialization activities and professional service fees for the relaunch of XENLETA and SIVEXTRO, partly offset by a $1.1 million decrease in staff costs due to the reduction of headcount, a $0.3 million decrease in stock-based compensation expense, a $0.7 million decrease in legal fees and a $0.2 million decrease in infrastructure costs.

●	Net loss decreased $3.6 million from a $15.4 million loss for the three months ended June 30, 2020, compared to a $11.8 million loss for the three months ended June 30, 2021.

Six Months Ended June 30, 2020 and 2021

●	Revenues increased by $9.5 million from $1.3 million for the six months ended June 30, 2020 to $10.8 million for the six months ended June 30, 2021, primarily due to a $7.0 million increase in product revenue, net of which $6.9 million was driven by SIVEXTRO, as well as an increase of $2.7 million of collaboration revenues for the six months ended June 30, 2021, which includes $1.6 million related to the restructured China Region License Agreement, a portion of which is recognized over the estimated period the manufacturing collaboration and regulatory support will be provided to the contract counterparty, as well as $1.2 million of our share of revenues associated with the SIVEXTRO distribution agreement.

●	Cost of product sales increased by $3.3 million from $0.4 million for the six months ended June 30, 2020 to $3.7 million for the six months ended June 30, 2021. The increase was primarily due to the launch of our own SIVEXTRO NDC on April 12, 2021.

●	Research and development expenses decreased by $1.8 million from $8.8 million for the six months ended June 30, 2020 to $7.0 million for the six months ended June 30, 2021. The decrease was primarily due to a $0.5 million decrease in stock-based compensation expense, a $1.0 million decrease in staff costs and a $0.4 million decrease in research materials and purchased services.

●	Selling, general and administrative expense decreased by $1.9 million from $26.8 million for the six months ended June 30, 2020 to $24.9 million for the six months ended June 30, 2021. The decrease was primarily due to a $5.9 million decrease in staff costs due to the reduction of headcount, a $0.9 million decrease in stock-based compensation expense, a $0.7 million decrease in travel costs, a $0.8 million decrease in legal fees, and a $0.4 million decrease in infrastructure costs, partly offset by a $6.9 million increase in advisory and external consultancy expenses primarily related to commercialization activities and professional service fees for the relaunch of XENLETA and SIVEXTRO.

●	Net loss decreased $13.0 million from a $38.7 million loss for the six months ended June 30, 2020, compared to a $25.7 million loss for the six months ended June 30, 2021.

●	As of June 30, 2021, the Company had cash and cash equivalents of $61.3 million. Based on its current operating plans, the Company expects that its existing cash resources, will be sufficient to enable it to fund its operating expenses, debt service obligations and capital expenditure requirements substantially through the first quarter of 2022.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID # 6299497. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.XENLETA.com.

About SIVEXTRO

SIVEXTRO (tedizolid phosphate) was approved by the U.S. Food and Drug Administration in 2014. It is indicated in adults and pediatric patients 12 years of age and older for the treatment of acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant (MRSA) and methicillin-

susceptible (MSSA) isolates), Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus anginosus group (including Streptococcus anginosus, Streptococcus intermedius and Streptococcus constellatus), and Enterococcus faecalis. To reduce the development of drug-resistant bacteria and maintain the effectiveness of SIVEXTRO and other antibacterial drugs, SIVEXTRO should be used only to treat ABSSSI that are proven or strongly suspected to be caused by susceptible bacteria. When culture and susceptibility information are available, they should be considered in selecting or modifying antibacterial therapy. In the absence of such data, local epidemiology and susceptibility patterns may contribute to the empiric selection of therapy.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully commercialize XENLETA for the treatment of CABP, including the managed care coverage for XENLETA, the distribution and promotion of SIVEXTRO for the treatment of ABSSSI, the development of CONTEPO for Complicated Urinary Tract Infections (cUTI), the expansion of its commercial sales force, the clinical utility of XENLETA for CABP, SIVEXTRO for ABSSSI and of CONTEPO for cUTI, the impact on gross sales revenue from the recognition of SIVEXTRO sales in its results of operations, the impact of macro events on sales of SIVEXTRO and XENLETA, plans for and timing of the review of regulatory filings for XENLETA and CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP, SIVEXTRO for ABSSSI and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in the European Union, Canada and China, the timing for and receipt of milestone and royalty payments under its license agreement with Sumitomo Pharmaceuticals (Suzhou), plans to pursue research and development of other product candidates, plans to pursue business development initiatives, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, expectations regarding the impact of the interruptions resulting from COVID-19 on its business, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and SIVEXTRO and whether market demand for XENLETA and SIVEXTRO is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA and SIVEXTRO, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the extent of business interruptions resulting from the infection causing the COVID-19 outbreak or similar public health crises, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Kim Anderson

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Andrea Greif

Ogilvy

andrea.greif@ogilvy.com

914-772-3027

Consolidated Balance Sheets (unaudited)

	As of	As of
(in thousands, except share data)	December 31, 2020	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$41,359	$61,140
Restricted cash	231	180
Short-term investments	16	16
Accounts receivable, net and other receivables	3,909	11,576
Inventory	5,823	10,113
Prepaid expenses	5,880	11,595
Total current assets	57,218	94,620
Property, plant and equipment, net	768	355
Intangible assets, net	80	54
Other non-current assets	370	380
Total assets	$58,436	$95,409
Liabilities and stockholders´ equity
Current liabilities:
Current portion of long-term debt	$2,041	$1,823
Accounts payable	2,889	1,582
Accrued expense and other current liabilities	12,844	15,243
Deferred revenue	750	563
Total current liabilities	18,524	19,211
Non-current liabilities
Long-term debt	5,686	6,046
Other non-current liabilities	1,091	951
Total non-current liabilities	6,777	6,997
Total liabilities	25,301	26,208
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 100,000,000 ordinary shares authorized at June 30, 2021; 21,078,781 and 49,737,552 issued and outstanding at December 31, 2020 and June 30, 2021, respectively	211	497
Preferred shares, par value $0.01, 100,000,000 shares authorized at June 30, 2021; None issued and outstanding	—	—
Additional paid in capital	579,123	640,638
Accumulated other comprehensive income	27	27
Accumulated deficit	(546,226)	(571,961)
Total stockholders’ equity	33,135	69,201
Total liabilities and stockholders’ equity	$58,436	$95,409

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2020	2021	2020	2021
Revenues:
Product revenue, net	$(48)	$6,940	$108	$7,070
Collaboration revenue	7	813	152	2,815
Research premium and grant revenue	528	490	1,016	887
Total revenue	487	8,243	1,276	10,772
Operating expenses:
Cost of product sales	(368)	(3,621)	(376)	(3,683)
Research and development expenses	(3,831)	(3,150)	(8,775)	(7,018)
Selling, general and administrative expenses	(10,741)	(12,854)	(26,766)	(24,901)
Total operating expenses	(14,940)	(19,625)	(35,917)	(35,602)
Loss from operations	(14,453)	(11,382)	(34,641)	(24,830)
Other income (expense):
Other income (expense), net	(634)	470	164	348
Interest income	16	5	80	6
Interest expense	(251)	(241)	(1,275)	(463)
Loss on extinguishment of debt	—	—	(2,757)	—
Loss before income taxes	(15,322)	(11,148)	(38,429)	(24,939)
Income tax benefit (expense)	(119)	(606)	(271)	(796)
Net loss	$(15,441)	$(11,754)	$(38,700)	$(25,735)

Loss per share
Basic and diluted ($ per share)	$(1.37)	$(0.29)	$(3.73)	$(0.77)
Weighted average number of shares:
Basic and diluted	11,277,825	40,573,848	10,368,670	33,532,837

Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(in thousands)	2020	2021
Net cash provided by (used in):
Operating activities	$(45,372)	$(40,200)
Investing activities	(248)	(69)
Financing activities	9,168	60,156
Effects of exchange rate changes on the balance of cash held in foreign currencies	(70)	(157)
Net decrease (increase) in cash and cash equivalents and restricted cash	(36,522)	19,730
Cash and cash equivalents and restricted cash at beginning of period	86,411	41,590
Cash and cash equivalents and restricted cash at end of period	$49,889	$61,320